Exhibit 99.1

CDW Corporation Announces Partial Redemption of Senior Subordinated Exchange Notes due 2017

VERNON HILLS, Ill.--(BUSINESS WIRE)--November 21, 2012--CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), have delivered a Notice of Partial Redemption (the “Notice”) to holders of their outstanding 12.535% Senior Subordinated Exchange Notes due 2017 (the “Notes”). The Notice called for redemption of $100.0 million aggregate principal amount of the currently outstanding $721.5 million aggregate principal amount of Notes. The redemption price of the Notes is 106.268% of the principal amount redeemed, which amount is equal to $1,062.68 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the provisions of the indenture governing the Notes. The redemption date will be December 21, 2012.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 32 on Forbes’ list of America’s Largest Private Companies and No. 270 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,900 coworkers. For the trailing twelve months ended September 30, 2012, the company generated net sales of more than $10 billion. For more information, visit www.CDW.com.

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo, (847) 419-6383
Vice President, Financial Planning
investorrelations@cdw.com
or
Media Inquiries
Mary Viola, (847) 968-0743
Sr. Director, Corporate Communications
mediarelations@cdw.com